, 1996                                 Warrant No.____________

                                 Go-Video, Inc.
                         COMMON STOCK PURCHASE WARRANTS
                           (AND WARRANT EXERCISE FORM)

                       EXPIRING ON ________________, 1999

Registered Owner:

         For value received, Go-Video, Inc.., an Delaware corporation ("GVI"), grants the following rights to the registered owner of this Warrant.

         (a) RESTRICTED STOCK; REGISTRATION. The shares of Common Stock of GVI purchased upon exercise of this Warrant shall not be transferrable except upon the conditions stated below, which are intended to ensure compliance with federal and state securities laws. The certificates representing these shares of stock, unless the same are registered prior to exercise of this Warrant, shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "The  securities   represented  by  this   Certificate  have  not  been
         registered under the Securities Act of 1933, as amended, or the securities laws of any state. The securities have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for Go-Video, Inc. that the transaction shall not result in a violation of state or federal securities laws."

GVI has agreed to file a registration statement with respect to the Common Stock underlying the Warrants within 60 days following the close of the private placement of the Units containing the warrants.

         (b) ISSUE. Upon tender to GVI (as defined in paragraph (f) hereof), GVI shall issue to the registered owner hereof up to the number of shares specified in paragraph (c) hereof of fully paid and nonassessable shares of Common Stock of GVI that the registered owner is otherwise entitled to purchase.

         (c) NUMBER OF SHARES. The total number of shares of Common Stock of GVI that the registered owner of this Warrant is entitled to receive upon exercise of this Warrant is 100,000 shares for an exercise price of $125,000 (the "Exercise Price"), or $1.25 per share. Partial exercise is not permitted. GVI shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. GVI covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

         (d) WARRANTS REDEEMABLE. The Warrants will be redeemable by GVI after the closing price of the Common Stock as reported by the American Stock Exchange is not less than $3.00 per share for twenty (20) consecutive trading days, after which GVI must notify the holders of such redemption within ten (10) business days of such a trading period. Partial redemption is not permitted.

         (e) REDEMPTION PRICE. The redemption price of each Warrant will be $0.05.

         (f) EXERCISE PERIOD. This Warrant may only be exercised for up to and including 1095 days from the issuance hereof, or __________________ , 1999, 5:00 P.M. Pacific time ("Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

         (g) TENDER. The exercise of this Warrant must be accomplished by actual delivery of the Exercise Price in cash, certified check, or official bank draft in lawful money of the United State of America, and by actual delivery of a duly executed exercise form, a copy of which is attached to this Warrant as Exhibit "1," properly executed by the registered owner of this Warrant, and by surrender of this Warrant. The payment and exercise form must be delivered, personally or by mail, to the registered office of GVI, directed to the attention of the Chief Financial Officer. Documents sent by mail shall be deemed to be delivered when they are received by GVI.

         IN WITNESS WHEREOF,  Go-Video, Inc. has signed this Warrant by its duly
authorized officers effective as of the ______ day of             , 1996.


                                Go-Video, Inc.



                           By:  ________________________________________________
                                                Roger Hackett
                                Chairman, Chief Executive Officer, and President

ATTEST:



By:      ______________________________________
         Douglas Klein
         Vice President, Chief Financial Officer,
            Secretary and Treasurer